Exhibit 10.1

410 17th Street, Suite 1400
Denver, CO 80202
(720) 440-6100 phone
(720) 305-0804 fax

June 20, 2019

Hand Delivered

Ms. Sandra K. Garbiso

Vice President and Chief Accounting Officer

Bonanza Creek Energy, Inc.

410 17th Street, Suite 1400

Denver, CO 80202

Re:          Compensation Changes

Dear Sandi:

Thank you for your continued service to Bonanza Creek Energy, Inc. (the “Company”).  The Company is pleased to confirm the following positive changes to your compensation for your continued role as Vice President and Chief Accounting Officer:

•                  Effective June 17, 2019, an increase in your annual salary from $235,000 to $280,000, to be paid on a bi-weekly basis, subject to all withholdings, taxes, and deductions;

•                  An increase in your annual Short Term Incentive Plan (“STIP”) target bonus from 50% to 75% of your base salary, with such target to be prorated for purposes of the 2019 STIP, based on the June 17 date when your base salary and target bonus percentage were revised; and

•                  An increase in your annual available vacation time from four weeks to five weeks.

The Board may modify compensation and benefits from time to time in its sole discretion as it deems necessary.

The terms and conditions of employment set forth in this Employment Letter remain subject to your previously executed Employee Restrictive Covenants, Proprietary Information and Inventions Agreement.  You will continue to be expected to abide by the Company’s rules and regulations, as such may be modified by the Company from time to time.

Nothing in this letter is intended or should be construed as a contract of employment or agreement to any specified term of employment.  Your employment with the Company is and remains at-will.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

If you have any questions or need additional information, please feel free to contact me.  If you accept the terms of employment outlined in this letter, please execute where indicated below and return a copy of the executed letter to me.

/s/ Eric T. Greager
Eric T. Greager
President & Chief Executive Officer

Acknowledged and Agreed:

June 20, 2019	/s/ Sandra K. Garbiso
Dated	Sandra K. Garbiso